UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION

AND NOTICE OF TERMINATION

OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR
SUSPENSION OF DUTY TO FILE REPORTS

UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 001-41058

VAXXINITY,

INC.
(Exact name of registrant as specified in its charter)

505 Odyssey Way
Merritt Island, FL 32953
(254) 244-5739
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive

offices)

Class A Common Stock, par value $0.0001 per share
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for

which
a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or
suspend the duty to file reports:

Rule 12g-4(a)(1)

☒

Rule 12g-4(a)(2)

☐

Rule 12h-3(b)(1)(i)

☒

Rule 12h-3(b)(1)(ii)

☐

Rule 15d-6

☐

Rule 15d-22(b)
☐

Approximate number of holders of record as of the certification or notice date: 171

Pursuant to the requirements of the Securities Exchange Act of 1934,

as amended, Vaxxinity

,

Inc. has caused
this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 9, 2024 By: /s/ Mei Mei Hu

Name: Mei Mei Hu

Title: Chief Executive Officer